Clifton Savings Bancorp, Inc. Announces 4th Quarter and Year End Results

Clifton, New Jersey – May 8, 2013 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months and year ended March 31, 2013.  Net income was $1.53 million for the three months ended March 31, 2013, a decrease of $410,000, or 21.1%, as compared to $1.94 million for the three months ended March 31, 2012. Net income was $6.61 million for year ended March 31, 2013, a decrease of $1.27 million, or 16.1%, as compared to $7.88 million for the year ended March 31, 2012. Net income decreased for the three months ended March 31, 2013 primarily as a result of a decrease of $426,000, or 6.9%,  in net interest income and an increase of $295,000, or 8.7%, in noninterest expense, partially offset by decreases of $91,000, or 82.0%, in provision for loan losses and $134,000, or 14.3%, in income taxes coupled with an increase in noninterest income of $89,000, or 40.5%. Net income decreased for the year ended March 31, 2013 primarily as a result of a decrease of $1.37 million, or 5.5%, in net interest income, an increase of $515,000, or 208.5%, in provision for loan losses, and a $527,000 loss on extinguishment of debt, partially offset by a gain on sale of securities of $647,000, an increase of $372,000, or 2.8%, in noninterest expense, a decrease of $57,000, or 36.5%, in the loss on the write-down of land held for sale, and a decrease of $748,000, or 17.9%, in income taxes.  Basic and diluted earnings per common share were $0.06 for the three months ended March 31, 2013, a decrease of $0.02, or 25.0%, as compared to $0.08 for the three months ended March 31, 2012. Basic and diluted earnings per common share were $0.26 for the year ended March 31, 2013, a decrease of $0.05, or 16.1%, as compared to $0.31 for the year ended March 31, 2012.  Cash dividends declared per common share were $0.00 for the three months ended March 31, 2013, a decrease of $0.06, or 100.0%, as compared to $0.06 for the three months ended March 31, 2012. During the quarter ended December 31, 2012, the Company declared and paid both its third quarter fiscal 2013 dividend and fourth quarter fiscal 2013 dividend. Cash dividends declared per common share were $0.24 for both the years ended March 31, 2013 and 2012.

Net interest income decreased $426,000, or 6.9%, for the three months ended March 31, 2013, to $5.73 million as compared to $6.15 million for three months ended March 31, 2012, reflecting a decrease of $5.3 million in average net interest-earning assets partially offset by an 8 basis point increase in the net interest margin. Average interest-earning assets decreased $102.6 million, or 9.8%, as compared to the three months ended March 31, 2012, which consisted of decreases of $108.5 million in investment securities and $20.0 million in other interest-earning assets, partially offset by increases of $10.9 million in mortgage-backed securities and $15.0 million in loans. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists mainly of U.S. government-sponsored or guaranteed enterprises. Other interest-earning assets decreased as funds received during the year were redeployed into higher yielding assets. Loans increased as origination and purchased loan volumes slightly exceeded repayment levels. Mortgage-backed securities increased as a portion of the cash flows from investment securities were used to purchase these types of securities. Average interest-bearing liabilities decreased $97.2 million, or 10.7%, during the three months ended March 31, 2013, as a result of decreases of $30.6 million in borrowings, and $66.6 million in interest-bearing deposits, as the Bank continued implementing its strategy of pricing deposits to allow for a controlled outflow of non-core deposits. Net interest margin increased 8 basis points to 2.42% for the quarter ended March 31, 2013 from 2.34% for the quarter ended March 31, 2012.  The net interest rate spread increased 12 basis points to 2.23% as compared to the quarter ended March 31, 2012, as the 40 basis point decrease to 1.26% in the average rate paid on interest-bearing liabilities due to the sustained low rate environment and the outflow of higher yielding certificates of deposit was partially offset by the 28 basis point decrease to 3.49% in the average yield earned on interest-earning assets.

            Net interest income decreased $1.37 million, or 5.5%, for the year ended March 31, 2013, to $23.56 million as compared to $24.93 million for year ended March 31, 2012, despite an increase of $10.5 million in average net interest-earning assets coupled with an increase of 3 basis points in the net interest margin due to the reduced average size of the balance sheet. Average interest-earning assets decreased $70.0 million, or 6.6%, during the year ended March 31, 2013, which consisted of decreases of $95.6 million in investment securities and $4.5 million in other interest-earning assets, partially offset by increases of $20.1 million in mortgage-backed securities and $10.0 million in loans. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists mainly of U.S. government-sponsored or guaranteed enterprises. Other interest-earning assets decreased as funds received during the year were redeployed into higher yielding assets. Loans increased as origination and purchased loan volumes slightly exceeded repayment levels. Mortgage-backed securities increased as some of the cash flows from investment securities were used to purchase these types of securities.  Average interest-bearing liabilities decreased $80.5 million, or 8.8%, during the year ended March 31, 2013, as a result of a decrease of $51.5 million in interest-bearing deposits, as the Bank continued implementing its strategy of pricing deposits to allow for a controlled outflow of non-core deposits, coupled with a decrease of $29.0 million in borrowings.  Net interest margin increased to 2.39% for the year ended March 31, 2013 from 2.36% for the year ended March 31, 2012.  The net interest rate spread increased 5 basis points to 2.18% for the year ended March 31, 2013, as the decrease in the average rate paid on interest-bearing liabilities of 35 basis points to 1.41% was mostly offset by the decrease in the average yield earned on interest-earning assets of 30 basis points to 3.59%.

            The provision for loan losses decreased $91,000, or 82.0%, to $20,000 for the three months ended March 31, 2013, as compared to $111,000 for the three months ended March 31, 2012. The provision for loan losses increased $515,000, or 208.5%, to $762,000, for the year ended March 31, 2013, as compared to $247,000 for the year ended March 31, 2012.  During the three months ended March 31, 2013 net charge-offs decreased $31,000, or 100.0%, while net charge-offs increased $315,000, or 851.4%, to $352,000 during the year ended March 31, 2013, from $37,000 during the year ended March 31, 2012. During the quarter ended March 31, 2013, there were no charge-offs recorded. During the year ended March 31, 2013 there were net charge-offs totaling $352,000 recorded on two one-to-four-family residential real estate loans, one of which is classified as real estate owned as of March 31, 2013. During the quarter ended March 31, 2012, there was $31,000 in charge-offs recorded on three one-to-four family residential real estate loan troubled debt restructurings, and during the year ended March 31, 2012, there was an additional $6,000 charge-off recorded on one commercial loan. Non-accrual loans increased $2.1 million, or 56.2%, from $3.8 million at March 31, 2012 to $5.9 million at March 31, 2013. At March 31, 2013, non-accrual loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one- to four-family residential real estate and one second mortgage secured by commercial real estate. At March 31, 2012, non-accrual loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one- to four-family residential real estate and one second mortgage loan secured by commercial real estate.  In December 2011, the Bank amended its non-accrual policy to expand the classification of non-accrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. This change in policy is the major reason for a large portion of the increase in non-accrual loans from March 2012 to March 2013. Included in these non-accrual loans at March 31, 2013 are thirteen loans totaling $2.3 million that are current or less than ninety days delinquent. At March 31, 2012, five loans totaling $597,000 less than ninety days delinquent were included in non-accrual loans. The percentage of non-accrual loans to total loans rose from 0.86% at March 31, 2012 to 1.29% at March 31, 2013. The decrease in the provision for loan losses for the three months ended March 31, 2013, and the increase in the provision for loan losses for the year ended March 31, 2013, compared to the comparable prior year periods, was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance. During the quarter and year ended March 31, 2013, there were adjustments made to the historical loss and other factor components of the Bank’s general valuation allowance.

         During the year ended March 31, 2013, a loss on the extinguishment of debt of $527,000 and a gain on sale of securities of $647,000 resulted from a deleveraging strategy implemented in July 2012. No such transactions occurred during the year ended March 31, 2012, or the three months ended March 31, 2013 and 2012.  During the year ended March 31, 2013, $16.2 million in advances which had a weighted average rate of 3.67% were extinguished. This was funded by the sale of $8.2 million of mortgage-backed securities and by cash.

           The loss on the write-down of land held for sale decreased $47,000 to zero during the three months ended March 31, 2013, and decreased $57,000, or 36.5%, to $99,000 during the year ended March 31, 2013. During the various periods, land held for sale was written-down to the contract sales price less estimated costs to sell. The property was sold in July 2012.

           Non-interest expense increased $295,000, or 8.7%, to $3.68 million for the three months ended March 31, 2013 as compared to $3.39 million for the three months ended March 31, 2012. The increase was primarily the result of increases of $135,000, or 7.2%, in salaries and employee benefit expenses, $72,000, or 21.2%, in occupancy expense of premises, and $48,000, or 165.5%, in advertising expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of a commercial loan officer in December 2012, along with normal annual salary increases.  The increase in occupancy expense of premises was due to normal annual increases as well as the additional expenses associated with the Bank’s loan department being moved to a new leased location in September 2012.   Advertising expense increased due to increased efforts in the current year to promote the Bank’s Superstorm Sandy Loan Program and its Lyndhurst branch specials.

          Non-interest expense increased $372,000, or 2.8%, to $13.91 million for the year ended March 31, 2013, as compared to $13.54 million for year ended March 31, 2012. The increase was primarily the result of increases of $350,000, or 5.0%, in salaries and employee benefit expenses, $151,000, or 11.1%, in occupancy expense of premises, $116,000, or 10.6%, in equipment expense, and $113,000, or 15.4%, in directors’ compensation, partially offset by a decrease of $394,000, or 69.2%, in legal expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of a commercial loan officer in December 2012, along with normal annual salary increases.  Occupancy expense of premises and equipment expenses increased due to normal annual increases as well as the additional expenses associated with the Bank’s loan department being moved to a new leased location in September 2012.  Directors’ compensation increased as a $117,000 expense was recorded in October 2012 in connection with a death benefit payout from the directors’ retirement plan as a result of the death of one of the directors of the Company. The decrease in legal expenses was primarily due to the expensing of legal fees totaling $302,000 during the 2012 period as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011.

       Income taxes decreased $134,000, or 14.3%, to $805,000 for the three months ended March 31, 2013, as compared to $939,000 for the three months ended March 31, 2012. The decrease in income taxes for the period was the result of lower pre-tax income, partially offset by an increase in the effective income tax rate which was 34.5% for the three months ended March 31, 2013 compared with 32.7% for the three months ended March 31, 2012. Income taxes decreased $748,000, or 17.9%, to $3.43 million for the year ended March 31, 2013, as compared to $4.18 million for the year ended March 31, 2012. The decrease in income taxes for the period was the result of lower pre-tax income, coupled with a slight decrease in the effective income tax rate which was 34.1% for the year ended March 31, 2013 compared with 34.6% for the year ended March 31, 2012.

           The Company’s total assets decreased $85.4 million, or 7.8%, to $1.016 billion at March 31, 2013, from $1.101 billion at March 31, 2012.  Net loans increased $20.0 million, or 4.6%, to $456.8 million at March 31, 2013 from $436.8 million at March 31, 2012, as origination volume and purchases of loans were higher than repayment levels. Securities, including both available for sale and held to maturity issues, decreased $96.1 million, or 16.7%, to $478.1 million at March 31, 2013, from $574.2 million at March 31, 2012, primarily as a result of investment security calls and repayments of principal on mortgage-backed securities. Cash and cash equivalents decreased $14.4 million, or 35.7%, to $25.9 million at March 31, 2013 from $40.3 million at March 31, 2012, as these funds were redeployed into higher yielding assets.

            Total liabilities decreased $86.2 million, or 9.4%, to $828.8 million at March 31, 2013 from $915.0 million at March 31, 2012.  Deposits decreased $62.6 million, or 7.6%, from $826.3 million at March 31, 2012 to $763.7 million at March 31, 2013. The decrease in deposits was due to the Bank’s continued strategic pricing of deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the current economic environment. Borrowed funds decreased $26.2 million, or 33.3%, to $52.5 million at March 31, 2013 as compared to $78.7 million at March 31, 2012. During the year ended March 31, 2013, $15.0 million of long-term borrowings were repaid in accordance with their original terms, and $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012. During the year ended March 31, 2013, the Company incurred one new $5.0 million long-term borrowing with a rate of 0.75%. The average rate of outstanding borrowings as of March 31, 2013 was 3.56%.

            Total stockholders’ equity increased $867,000, or 0.5%, to $187.3 million at March 31, 2013 from $186.5 million at March 31, 2012. The increase resulted primarily from net income of $6.61 million, partially offset by cash dividends paid of $6.15 million. At March 31, 2013, there were 26,166,652 shares of Company common stock outstanding.

            John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “During fiscal 2013, we continued our efforts to improve our Community Reinvestment Act (CRA) rating and increased our lending to low- and moderate-income (“LMI”) borrowers and neighborhoods in a safe and sound manner. In the quarter ended March 31, 2013, we reported $21.0 million in HMDA reportable loans and $360,000 in loans in LMI geographies. Moreover, we purchased $3.9 million in HMDA reportable loans, $746,000 in LMI geographies loans and $3.2 million in LMI borrower loans.

           We are also pleased to report that 1) Superstorm Sandy had no significant effect on our portfolio (only sixteen properties reported damage and all related loans are performing); 2) our nonperforming assets as a percent of total assets was 0.60% at March 31, 2013; 3) our ratio of nonperforming loans to total loans was 1.29% at March 31, 2013; 4) net interest margin increased 8 basis points to 2.42% for the quarter ended March 31, 2013 from 2.34% for the quarter ended March 31, 2012 and 5) we have continued to operate conservatively and have not borrowed money that we could not comfortably pay back. Thus, we were able to avoid the risk of having expensive, high-interest, long-term debt which could not be paid off without huge prepayment fees.”

             The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At March 31,
	2013	2012
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,016,084	$1,101,440
Loans receivable, net	456,812	436,833
Cash and cash equivalents	25,896	40,257
Securities	478,127	574,209
Deposits	763,692	826,275
FHLB advances	52,500	78,679
Total stockholders' equity	187,328	186,461

	Year Ended March 31,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$35,393	$41,074
Interest expense	11,837	16,149
Net interest income	23,556	24,925
Provision for loan losses	762	247
Net interest income after
provision for loan losses	22,794	24,678
Noninterest income	1,136	1,078
Net loss on sale and disposal of premises and equipment	(3)	(9)
Loss on write-down of land held for sale	(99)	(156)
Loss on extinguishment of debt	(527)	-
Gain on sale of securities	647	-
Noninterest expense	13,911	13,539
Income before income taxes	10,037	12,052
Income taxes	3,427	4,175
Net income	$6,610	$7,877
Basic and diluted earnings per share	$0.26	$0.31

	Three Months
	Ended March 31,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$8,263	$9,916
Interest expense	2,537	3,764
Net interest income	5,726	6,152
Provision for loan losses	20	111
Net interest income after provision for
loan losses	5,706	6,041
Noninterest income	309	267
Loss on write-down of land held for sale	-	(47)
Noninterest expense	3,682	3,387
Income before income taxes	2,333	2,874
Income taxes	805	939
Net income	$1,528	$1,935
Basic and diluted earnings per share	$0.06	$0.08

At or For the Three
At or For the Year Ended	Months Ended
March 31,	March 31,
2013	2012	2013	2012

Performance Ratios (1):
Return on average assets	0.63%	0.70%	0.60%	0.70%
Return on average equity	3.54%	4.30%	3.28%	4.16%
Interest rate spread (2)	2.18%	2.13%	2.23%	2.11%
Net interest margin (3)	2.39%	2.36%	2.42%	2.34%
Noninterest expense to average assets	1.33%	1.20%	1.45%	1.22%
Efficiency ratio (4)	56.30%	52.40%	61.01%	53.15%
Average interest-earning assets to
average interest-bearing liabilities	1.18	x	1.15	x	1.17	x	1.16	x
Average equity to average assets	17.81%	16.29%	18.34%	16.74%
Basic and diluted earnings per share	$0.26	$0.31	$0.06	$0.08
Dividends per share (5)	$0.24	$0.24	$0.00	$0.06
Dividend payout ratio (5)	93.09%	26.77%	0.00%	27.44%

Capital Ratios (6):
Core (tier 1) capital	16.41%	14.58%	16.41%	14.58%
Tier 1 risk-based capital	39.92%	37.82%	39.92%	37.82%
Total risk-based capital	40.52%	38.31%	40.52%	38.31%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.55%	0.48%	0.55%	0.48%
Allowance for loan losses as a percent of
nonperforming loans	42.41%	55.38%	42.41%	55.38%
Net charge-offs to average outstanding
loans during the period	0.08%	0.01%	0.00%	0.01%
Nonperforming loans as a percent of
total gross loans	1.29%	0.86%	1.29%	0.86%
Nonperforming assets as a percent of
total assets	0.60%	0.36%	0.60%	0.36%

Other Data:
Number of:
Real estate loans outstanding	2,230	2,191	2,230	2,191
Deposit accounts	29,295	31,694	29,295	31,694
Full service customer service facilities	12	12	12	12
________________________________
(1) Performance ratios for the three month periods presented are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC for 2012 periods.
(6) Ratios are for Clifton Savings Bank and subsidiary only.

Contacts

Clifton Savings Bancorp, Inc.
Bart D'Ambra, 973-473-2200